Exhibit 99.1
                                SUNBEAM

FOR IMMEDIATE RELEASE
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                            SUNBEAM ANNOUNCES COURT'S
                     CONFIRMATION OF PLAN OF REORGANIZATION

 NEW FINANCIAL STRUCTURE WILL SUBSTANTIALLY DE-LEVERAGE BALANCE SHEET;
     PROVIDE RESOURCES AND FLEXIBILITY FOR STRATEGIC PLAN

 CONSENSUAL PLAN REACHED WITH THE UNSECURED CREDITORS COMMITTEE

 OPERATING BUSINESSES TO BUILD ON STRONG BRANDS, MARKET LEADERSHIP,
     REPUTATION FOR QUALITY AND INNOVATION

 CEO LEVIN THANKS EMPLOYEES, VENDORS AND CUSTOMERS FOR WORKING
     TOGETHER TO MAKE SUNBEAM'S REORGANIZATION A SUCCESS

BOCA RATON, FLORIDA, NOVEMBER 25, 2002 - Sunbeam Corporation announced that the U.S. Bankruptcy Court for the Southern District of New York confirmed the plans of reorganization for Sunbeam Corp. and its domestic subsidiaries. Sunbeam, its secured lenders and the Unsecured Creditors Committee, consisting primarily of holders of zero coupon subordinated debentures, resolved the Committee's objections to the Company's plan of reorganization. With the confirmation of these plans, Sunbeam expects to close the transactions under the plans and emerge from chapter 11 as soon as possible.

The Company's new financial structure will substantially de-leverage Sunbeam's balance sheet and provide the resources and flexibility for Sunbeam to pursue its strategic plan. All Sunbeam's operating businesses will continue to build on their strong brands, market leadership, reputation for quality and commitment to innovative new products to ensure long-term strength and growth. The Company also looks forward to building upon and strengthening its excellent relationships with vendors and customers.

Jerry W. Levin, Chairman and Chief Executive Officer of Sunbeam, said, "This is the positive outcome that we've all been working so hard to achieve. First and foremost, I want to thank all our dedicated employees who stayed focused on our goal despite the challenges of operating under chapter 11 and the very difficult economic environment we faced in the last year. I also want to extend my sincere thanks to the vendors and customers who gave their support and cooperation to Sunbeam during this process. I am very pleased that we have reached a consensual plan of reorganization. With the Court's confirmation of our reorganization plans and the consensus we have reached today, we will be able to emerge from Chapter 11 as quickly as possible."

Mr. Levin continued, "It has been a complex and challenging venture for all of us at Sunbeam, but a great organization like this one makes all the effort worthwhile. Sunbeam(R), Oster(R), Mr. Coffee(R), Health o meter(R), Coleman(R), First Alert(R), Powermate(R) and Campingaz(R) are powerful brand names backed by dependable, innovative products. Sunbeam's businesses have become more efficient and effective than ever before. We intend to continue to build on the firm foundation we now have put in place. I believe there is a brighter future ahead for this Company and all its stakeholders. With our new capital structure and substantially decreased debt, we will have the financial resources and flexibility to move forward as a stronger, more competitive company."

The plan of reorganization filed for Sunbeam Corporation provides for, among other things, converting substantially all of Sunbeam's secured bank debt to equity in Sunbeam. The principal equity holders will be Morgan Stanley, Wachovia, Bank of America and Oaktree Capital. The holders of zero coupon subordinated debentures will receive 1.5 percent of the equity of Sunbeam. The other unsecured creditors of Sunbeam will share in $1 million. The plan of reorganization for Sunbeam's domestic operating subsidiaries provides for payment in full to all unsecured creditors, among other things.

The name of Sunbeam Corporation will be changed to American Household, Inc. The Company will continue to be operated through three separate subsidiaries, each owned by American Household, Inc.: Sunbeam Products, Inc.; The Coleman Company, Inc.; and First Alert/Powermate, Inc. Mr. Levin will serve as Chairman of each subsidiary.


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Sunbeam Products Inc. will continue to design, manufacture and market products globally under the Sunbeam, Mr. Coffee, Oster, Health o meter and other brands. Andrew Hill will serve as President and Chief Executive Officer of Sunbeam Products.

The Coleman Company, Inc. will continue to manufacture and distribute a wide range of outdoor products for camping and leisure-time activities globally under the Coleman, Campingaz and other brands. Bill Phillips will serve as President and Chief Executive Officer of The Coleman Company, Inc.

First Alert/Powermate, Inc., will continue to manufacture both portable and standby generators, air compressors and pressure washers under the Coleman Powermate and other brands and smoke detectors, carbon monoxide detectors, fire extinguishers and other home safety devices under the First Alert, BRK Electronics and other brands. Gwen Wisler will serve as President and Chief Executive Officer of First Alert/Powermate, Inc.

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Media Contacts:
Mark Baker                     Jeanne Abi-Nader
212-484-7780                   212-484-7954
mbaker@rlmnet.com              jabinader@rlmnet.com





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